Exhibit 99.1

Tidewater Announces Departure of Cliffe F. Laborde, Executive Vice President, Secretary and General Counsel

NEW ORLEANS, La. May 4, 2007 – Tidewater Inc. (NYSE:TDW) announced today that Cliffe F. Laborde, the Company’s Executive Vice President, Secretary and General Counsel, has advised that he will leave the Company effective June 29, 2007, to pursue personal business opportunities. Mr. Laborde has been with Tidewater for over 15 years.

Dean E. Taylor, Chairman, President and CEO, stated, “Cliffe Laborde has been an integral part of Tidewater’s senior management group for many years and we will miss his contributions to our Company, but wish him well in his future endeavors.”

Tidewater Inc. owns 463 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Joseph Bennett (504) 566-4506